Viatris Reports Fourth Quarter and Full Year 2024 Financial Results and
Provides 2025 Financial Guidance

•Meets 2024 Guidance for Total Revenues, Adjusted EBITDA and Adjusted EPS; Exceeds 2024 Guidance for Free Cash Flow [1]

•Reports 2024 Total Revenues of $14.7 Billion, U.S. GAAP Net Loss of $(634) Million, Adjusted EBITDA of $4.7 Billion, U.S. GAAP Diluted EPS Loss of $(0.53) per Share, Adjusted EPS of $2.65 per Share, U.S. GAAP Net Cash Provided by Operating Activities of $2.3 Billion, and Free Cash Flow of $2.0 Billion Including ~$650 Million of Transaction-Related Costs

•Delivers Strong New Product Revenues of $582 Million in 2024

•Returns $825 Million in Capital to Shareholders and Repays $3.7 Billion of Debt in 2024

•Announces Plan to Prioritize Capital Return in 2025, Including $500 Million to $650 Million in Share Repurchases

•Expects Six Phase 3 Data Readouts and Achievement of Important Late-Stage Development Milestones for Innovative Assets Selatogrel, Cenerimod and Sotagliflozin in 2025

•Provides 2025 Financial Guidance Including the Expected Financial Impact From Indore Facility Warning Letter and Import Alert

•Begins Enterprise-Wide Initiative to Review its Global Infrastructure and Identify Additional Cost Savings

PITTSBURGH – February 27, 2025 – Viatris Inc. (Nasdaq: VTRS) today announced strong financial results for the fourth quarter and full year 2024—including divestiture-adjusted operational revenue growth of 2% for the full year with growth across all segments, new product revenues of $582 million and full year free cash flow that exceeded the Company’s guidance.[2]

“2024 was a good year for Viatris with full year operational revenue growth of 2%, excluding divestitures, in line with our guidance,” said Scott A. Smith, CEO, Viatris. “As we head into 2025, we are focused on driving strong commercial execution, advancing our pipeline—including several important late-stage development milestones for selatogrel, cenerimod and sotagliflozin and six Phase 3 readouts—prioritizing capital return with a focus on share repurchases, executing our remediation plan for Indore and beginning an enterprise-wide initiative to review our global infrastructure and identify additional cost savings.”

“In 2024, we delivered strong cash flows that exceeded our expectations, strengthened our balance sheet with $3.7 billion of debt paydown and achieved our long-term gross leverage target, ending the year at 2.9x,” said Doretta Mistras, CFO, Viatris. “Looking at the year ahead, our focus will include executing on our 2025 operating plan and identifying opportunities to grow our business and streamline our global infrastructure post-divestitures. In addition, we will prioritize capital return to our shareholders, including a sizeable minimum commitment to share repurchases.”

[1] With respect to the 2024 guidance ranges provided on November 7, 2024, Viatris did not provide forward-looking guidance for U.S. GAAP net earnings (loss) or U.S. GAAP diluted EPS or a quantitative reconciliation of its 2024 Adjusted EBITDA or Adjusted EPS guidance. U.S. GAAP net cash provided by operating activities for 2024 was estimated to be between $2.62 billion and $2.92 billion. As previously disclosed, such guidance ranges excluded the impact of any divestiture-related taxes and transaction costs as well as any acquired IPR&D for unsigned deals to be incurred in any future period as it could not be reasonably forecasted. U.S. GAAP net cash provided by operating activities for 2024 was $2.3 billion and free cash flow excluding the impact of transaction costs for 2024 was $2.6 billion. Please see "Non-GAAP Financial Measures" for additional information.
[2] For the year ended December 31, 2024, total revenues declined ~(4)%, Developed Markets net sales declined ~(3)%, Emerging Markets net sales declined ~(12)%, JANZ net sales declined ~(5)% and Greater China net sales were flat, in each case, on a U.S. GAAP basis. As previously disclosed, our free cash flow guidance range excluded the impact of any divestiture-related taxes and transaction costs.

Fourth Quarter Results

	Three Months Ended
	December 31,
(Unaudited; in millions, except %s and per share amounts)	2024	2023	Reported Change	Operational Change(1) (2)	Divestiture-Adjusted Operational Change (2) (3)
Total Net Sales	$3,515.4	$3,825.9	(8)%	(7)%	1%
Developed Markets	2,146.1	2,319.2	(7)%	(7)%	1%
Emerging Markets	513.0	619.1	(17)%	(13)%	1%
JANZ	334.5	372.3	(10)%	(7)%	(5)%
Greater China	521.8	515.3	1%	2%	2%

Net Sales by Product Category
Brands	$2,165.9	$2,402.4	(10)%	(8)%	—%
Generics	1,349.5	1,423.5	(5)%	(5)%	2%

U.S. GAAP Gross Profit	$1,215.0	$1,596.5	(24)%
U.S. GAAP Gross Margin	34.4%	41.6%
Adjusted Gross Profit (2)	$1,986.9	$2,208.3	(10)%
Adjusted Gross Margin (2)	56.3%	57.5%

U.S. GAAP Net Loss	$(516.5)	$(765.6)	(33)%
U.S. GAAP Loss Per Share	$(0.43)	$(0.64)	(33)%
Adjusted Net Earnings (2)	$655.6	$746.6	(12)%
Adjusted EPS (2)	$0.54	$0.62	(13)%	(12)%	1%

EBITDA (2)	$339.9	$(69.7)	nm
Adjusted EBITDA (2)	$983.5	$1,117.4	(12)%	(12)%	—%

U.S. GAAP Net Cash Provided by Operating Activities (4)	$482.7	$568.5	(15)%
Capital Expenditures	140.4	$165.5	(15)%
Free Cash Flow (2)(4)(5)	$342.3	$403.0	(15)%
___________
(1)    Represents operational change for net sales, adjusted EBITDA, and adjusted EPS which excludes the impacts of foreign currency translation. See “Certain Key Terms and Presentation Matters” in this release for more information.
(2)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.
(3)    Represents adjustments for the impact of proportionate results from the divestitures that closed in 2023 and 2024, from the 2023 period on an operational basis. See “Certain Key Terms and Presentation Matters” in this release for more information.
(4)    Beginning in 2024, upfront and milestone payments related to externally developed IPR&D projects acquired directly in a transaction other than a business combination, which were previously included in cash flows from operating activities in the consolidated statements of cash flows, are now classified as cash flows from investing activities. Certain reclassifications were made to conform the prior period consolidated financial statements to the current period presentation. The adjustments resulted in an increase to net cash provided by operating activities, free cash flow, and net cash used in investing activities of $89 million for the three months ended December 31, 2023.
(5)    Excluding the impact of transaction costs and taxes primarily related to the divestitures of $343 million, free cash flow for the three months ended December 31, 2024 was $685 million. Excluding the impact of transaction costs primarily related to the divestitures and the eye care acquisitions of $140 million, free cash flow for the three months ended December 31, 2023 was $543 million.

Full Year Results

	Year Ended
	December 31,
(Unaudited; in millions, except %s and per share amounts)	2024	2023	Reported Change	Operational Change(1) (2)	Divestiture-Adjusted Operational Change (2) (3)
Total Net Sales	$14,692.8	$15,388.4	(5)%	(3)%	2%
Developed Markets	8,929.4	9,251.9	(3)%	(4)%	1%
Emerging Markets	2,250.7	2,551.6	(12)%	(7)%	5%
JANZ	1,346.2	1,424.5	(5)%	—%	1%
Greater China	2,166.5	2,160.4	—%	2%	2%

Net Sales by Product Category
Brands	$9,200.3	$9,800.5	(6)%	(4)%	1%
Generics	5,492.5	5,587.9	(2)%	(1)%	3%

U.S. GAAP Gross Profit	$5,623.6	$6,438.6	(13)%
U.S. GAAP Gross Margin	38.2%	41.7%
Adjusted Gross Profit (2)	$8,538.6	$9,124.8	(6)%
Adjusted Gross Margin (2)	57.9%	59.1%

U.S. GAAP Net (Loss) Earnings	$(634.2)	$54.7	nm
U.S. GAAP (Loss) Earnings Per Share	$(0.53)	$0.05	nm
Adjusted Net Earnings (2)	$3,192.4	$3,537.7	(10)%
Adjusted EPS (2)	$2.65	$2.93	(10)%	(8)%	—%

EBITDA (2)	$2,820.0	$3,516.5	(20)%
Adjusted EBITDA (2)	$4,669.4	$5,124.1	(9)%	(8)%	—%

U.S. GAAP Net Cash Provided by Operating Activities (4)	$2,302.9	$2,900.0	(21)%
Capital Expenditures	326.0	377.0	(14)%
Free Cash Flow (2)(4)(5)	$1,976.9	$2,523.0	(22)%
___________
(1)     Represents operational change for net sales, adjusted EBITDA, and adjusted EPS which excludes the impacts of foreign currency translation. See “Certain Key Terms and Presentation Matters” in this release for more information.
(2)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.
(3)    Represents adjustments for the impact of proportionate results from the divestitures that closed in 2023 and 2024, from the 2023 period on an operational basis. See “Certain Key Terms and Presentation Matters” in this release for more information.
(4)    Beginning in 2024, upfront and milestone payments related to externally developed IPR&D projects acquired directly in a transaction other than a business combination, which were previously included in cash flows from operating activities in the consolidated statements of cash flows, are now classified as cash flows from investing activities. Certain reclassifications were made to conform the prior period consolidated financial statements to the current period presentation. The adjustments resulted in an increase to net cash provided by operating activities, free cash flow, and net cash used in investing activities of $100 million for the year ended December 31, 2023.
(5)    Excluding the impact of transaction costs and taxes primarily related to the divestitures of $649 million, free cash flow for the year ended December 31, 2024 was $2.6 billion. Excluding the impact of transaction costs primarily related to the divestitures and the eye care acquisitions of $219 million, free cash flow for the year ended December 31, 2023 was $2.7 billion.

Financial Highlights
•Fourth quarter 2024 total net sales were $3.5 billion, up 1% on a divestiture-adjusted operational basis compared to fourth-quarter 2023 results.
•Brands net sales reflect the expansion of the Company's portfolio in Emerging Markets and JANZ, and strong growth in Greater China.
•Generics net sales reflect strong growth from new product performance in Developed Markets, continued growth from complex products, and solid performance across our broader European portfolio.
•The Company generated approximately $85 million in new product revenues in the quarter (approximately $582 million for the year). The Company expects to deliver $450 million to $550 million in new product revenues in 2025.
•The Company had U.S. GAAP net cash provided by operating activities of $483 million in the quarter ($2.3 billion for the year) and generated free cash flow, excluding the impact of transaction costs, of $685 million in the fourth quarter ($2.6 billion for the year).

•The Company paid down approximately $1.4 billion in debt in the fourth quarter (approximately $3.7 billion for the year) and achieved its long-term gross leverage target, ending the year at 2.9x.

Indore Facility Update
•Following an inspection of Viatris’ oral finished dose manufacturing facility in Indore, India, in June 2024 the Company received a warning letter and import alert from the U.S. Food and Drug Administration (FDA) in December 2024. The import alert affects 11 actively distributed products, including lenalidomide and everolimus. The FDA made exceptions, subject to certain conditions, for four products based on shortage concerns. Following recently concluded interactions with the FDA regarding potential additional product exceptions, the Company currently does not expect any additional product exceptions to be granted.
While product continues to be shipped from the Indore facility to markets outside the U.S., the Company currently anticipates some impact in other markets, including to parts of its ARV business in Emerging Markets and to select generic products in Europe. The Company currently estimates the negative impact on 2025 total revenues to be approximately $500 million and to 2025 adjusted EBITDA to be approximately $385 million.
The Company immediately implemented a comprehensive remediation plan following the FDA’s inspection in June 2024. The necessary corrective and preventive actions are well underway, including, but not limited to, related personnel actions. Additionally, the Company has engaged independent third-party subject matter experts to support the remediation plan.
The Company is more than halfway through its remediation efforts and expects to be completed in a few months at which time the Company anticipates requesting FDA to conduct a reinspection of the facility. The Company takes these matters very seriously and is working closely with its customers to mitigate any possible supply disruptions and meet the needs of patients and will continue to work to ensure that the FDA is satisfied with the steps that have been taken to resolve all the points raised.
Additional Updates
•In December 2024, the Company announced the publication of Phase 2b CARE study result evaluating the efficacy and safety of cenerimod in adults with moderate-to-severe systemic lupus erythematosus (SLE). The results, published in Lancet Rheumatology, showed cenerimod 4 mg demonstrated clinically meaningful and sustained improvement from baseline on multiple measures of SLE disease activity compared to placebo, in addition to stable background SLE therapy. Cenerimod was shown to be well tolerated with an adverse event profile consistent with the mechanism of action.
•In February 2025, The Lancet Diabetes & Endocrinology published a research paper analyzing the ability of sotagliflozin, a dual SGLT1 and SGLT2 inhibitor, to reduce the risks of life-threatening cardiovascular outcomes. The findings from the study, “Reduction in Major Adverse Cardiovascular Events with Sotagliflozin: A Prespecified Analysis of the SCORED Randomized Trial,” concluded that the ischemic benefit of sotagliflozin on both heart attack (myocardial infarction, or MI), and stroke reduction has not been shown by other SGLT inhibitors. The researchers note that sotagliflozin reduced major adverse cardiovascular events (MACE), MI, and stroke among patients with type 2 diabetes (T2D), chronic kidney disease (CKD), and high cardiovascular (CV) risk.
The study was a secondary analysis of SCORED, a double-blind, placebo-controlled, randomized clinical trial enrolling patients with T2D and CKD. A pre-specified outcome was total MACE, which was defined as a composite of total CV death, nonfatal MI, and nonfatal stroke. Other outcomes included total MI and total stroke.
•In February 2025, in order to preserve the ongoing continuity of the development programs for selatogrel and cenerimod, the Company updated certain terms of the original global research and development collaboration agreements with Idorsia announced in February 2024. Under the updated terms, Viatris will receive additional territory rights in Japan, South Korea and certain other countries in the Asia-Pacific region for cenerimod, a reduction of certain contingent milestone payments by $250 million, of which $200 million is from future development milestones, and other consideration in exchange for Viatris assuming $100 million of Idorsia’s obligation to contribute to development costs. In addition, the updated terms provide for the replacement of the original joint development committee with a transition committee to oversee the transition of both development programs to Viatris.

2025 Financial Guidance
The Company is providing the following financial guidance metrics for fiscal year 2025.

The Company’s financial guidance metrics for fiscal year 2025 include the anticipated negative impact from the Indore facility of ~$500 million to total revenues and ~$385 million to adjusted EBITDA. The Company is not providing forward-looking guidance for U.S. GAAP net earnings (loss) or U.S. GAAP diluted earnings (loss) per share (EPS) or a quantitative reconciliation of its 2025 adjusted EBITDA or adjusted EPS guidance to the most directly comparable U.S. GAAP measures, U.S. GAAP net earnings (loss) or U.S. GAAP diluted EPS, respectively, because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration, acquisition and divestiture-related expenses, restructuring expenses, asset impairments, litigation settlements, and other contingencies, such as changes to contingent consideration, acquired IPR&D and certain other gains or losses, including for the fair value accounting for non-marketable equity investments, as well as related income tax accounting, because certain of these items have not occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. U.S. GAAP net cash provided by operating activities for 2025 is estimated to be between $2.2 billion and $2.5 billion, with a midpoint of approximately $2.35 billion.

(In millions, except Adjusted EPS)	Estimated Guidance Range	Midpoint
Total Revenues	$13,500 - $14,000	$13,750
Adjusted EBITDA (1)(2)	$3,900 - $4,200	$4,050
Adjusted EPS (1)(2)	$2.12 - $2.26	$2.19
Free Cash Flow (1)(2)	$1,800 - $2,200	$2,000
(1)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.
(2)    Excludes the impact of divestiture-related taxes and transaction costs. Also excludes any acquired IPR&D for unsigned deals to be incurred in any future period as it cannot be reasonably forecasted.

Key Exchange Rates Used for 2025 Guidance
China Renminbi ($ / CNY)	7.20
Euro ($ / EUR)	0.95
Indian Rupee ($ / INR)	86.71
Japanese Yen ($ / JPY)	153.64

Conference Call and Earnings Materials
Viatris will host a conference call and live webcast, today at 8:30 a.m. ET, to review the Company’s fourth quarter and full-year 2024 financial results, and 2025 financial guidance. Investors and the general public are invited to listen to a live webcast of the call at investor.viatris.com or by calling 844.308.3344 or 412.317.1896 for international callers. The “Viatris Q4 2024 Earnings Presentation,” which will be referenced during the call, can be found at investor.viatris.com. A replay of the webcast also will be available on the website.
About Viatris
Viatris Inc. (Nasdaq: VTRS) is a global healthcare company uniquely positioned to bridge the traditional divide between generics and brands, combining the best of both to more holistically address healthcare needs globally. With a mission to empower people worldwide to live healthier at every stage of life, we provide access at scale, currently supplying high-quality medicines to approximately 1 billion patients around the world annually and touching all of life's moments, from birth to the end of life, acute conditions to chronic diseases. With our exceptionally extensive and diverse portfolio of medicines, a one-of-a-kind global supply chain designed to reach more people when and where they need them, and the scientific expertise to address some of the world's most enduring health challenges, access takes on deep meaning at Viatris. We are headquartered in the U.S., with global centers in Pittsburgh, Shanghai and Hyderabad, India. Learn more at viatris.com and investor.viatris.com, and connect with us on LinkedIn, Instagram, YouTube and X.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted gross profit, adjusted gross margins, adjusted net earnings, adjusted EPS, EBITDA, adjusted EBITDA, free cash flow, free cash flow excluding the impact of transaction costs; adjusted R&D and as a % of total revenues, adjusted SG&A and as a % of total revenues, adjusted earnings from operations, adjusted interest expense, adjusted other income, net, adjusted effective tax rate, constant currency total revenues, constant currency net sales, constant currency adjusted EBITDA, constant currency adjusted EPS, divestiture-adjusted operational change, leverage ratio, and long-term leverage target, are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Viatris Inc.

("Viatris" or the "Company"). Free cash flow refers to U.S. GAAP net cash provided by operating activities less capital expenditures. Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. Primarily due to acquisitions, divestitures and other significant events which may impact comparability of our periodic operating results, Viatris believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results was limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using adjusted metrics included herein, along with other performance metrics. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants and assess the Company's ability to incur additional indebtedness. The Company also believes that adjusted EBITDA better focuses management on the Company's underlying operational results and true business performance and is used, in part, for management's incentive compensation. We also report sales performance using the non-GAAP financial measures of "constant currency", also referred to herein as "operational change", total revenues, net sales, adjusted EBITDA, and adjusted EPS. These measures provide information on the change in total revenues, net sales, adjusted EBITDA, and adjusted EPS assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our net sales, total revenues, adjusted EBITDA, and adjusted EPS performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and believe that this presentation also provides useful information to investors for the same reason. Divestiture-adjusted operational change refers to operational change, further adjusted for the impact of divestitures that have closed during 2023 and 2024 by excluding proportionate net sales from those divested businesses from comparable prior periods. The "Summary of Total Revenues by Segment" table below compares net sales and total revenues on an actual and constant currency basis for each reportable segment for the three and twelve months ended December 31, 2024 and 2023, as well as divestiture adjusted operational change in net sales and total revenues. Also, set forth below, Viatris has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP. For additional information regarding the components and uses of Non-GAAP financial measures refer to Management's Discussion and Analysis of Financial Condition and Results of Operations--Use of Non-GAAP Financial Measures section of Viatris’ Annual Report on Form 10-K for the year ended December 31, 2024.

With respect to the guidance ranges as provided on November 7, 2024, at that time the Company did not provide forward-looking guidance for U.S. GAAP net earnings (loss) or U.S. GAAP diluted EPS or a quantitative reconciliation of its 2024 adjusted EBITDA or adjusted EPS guidance to the most directly comparable U.S. GAAP measures, U.S. GAAP net earnings (loss) or U.S. GAAP diluted EPS, respectively, because it was unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration, acquisition and divestiture-related expenses, restructuring expenses, asset impairments, litigation settlements and other contingencies, such as changes to contingent consideration, acquired IPR&D and certain other gains or losses, including for the fair value accounting for non-marketable equity investments, as well as related income tax accounting, because certain of these items had not occurred, were out of the Company’s control and/or could not be reasonably predicted without unreasonable effort. These items were uncertain, depended on various factors, and could have had a material impact on U.S. GAAP reported results for the guidance period. As previously disclosed, such guidance ranges excluded any divestiture-related taxes and transaction costs, as well as any acquired IPR&D for unsigned deals to be incurred in any future period as it could not be reasonably forecasted. With respect to the guidance ranges as provided on November 7, 2024, U.S. GAAP net cash provided by operating activities for 2024 was estimated to be between $2.62 billion and $2.92 billion, with a midpoint of approximately $2.77 billion.
Certain Key Terms and Presentation Matters
New product sales, new product launches or new product revenues: Refers to revenue from new products launched in 2024 and the carryover impact of new products, including business development, launched within the last 12 months.
Operational change: Refers to constant currency percentage changes and is derived by translating amounts for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2024 constant currency net sales, total revenues, adjusted EBITDA, and adjusted EPS to the corresponding amount in the prior year.

Divestiture-adjusted operational change: Refers to operational changes, further adjusted for the impact of the proportionate results from the divestitures that closed in 2023 and 2024, from the 2023 period by excluding such net sales from those divested businesses from comparable prior periods. Also, for adjusted EBITDA and adjusted EPS, refers to operational changes, adjusted as outlined in the previous sentence and further adjusted for the mark up for the TSA services provided to Biocon Biologics Limited (“Biocon Biologics”) from the 2023 period.

SG&A and R&D TSA reimbursement and DSA reimbursement: Expenses related to TSA services provided for divested businesses are recorded in their respective functional line item; however, reimbursement of those expenses plus any mark-up is included in Other expense (income), net. For comparability purposes, amounts related to the cost reimbursement were reclassified to adjusted SG&A and adjusted R&D during 2023 and the first quarter of 2024, primarily related to the contribution of the biosimilars business to Biocon Biologics in November 2022. This reclassification had no impact on adjusted net earnings, adjusted EBITDA or adjusted EPS. Any TSA reimbursement and DSA reimbursement amounts related to the closed divestitures are not direct offsets to operational expense and have not been reclassified.

Closed divestitures or divestitures closed in 2023 and 2024: Refers to the divestiture of the Company’s rights to two women’s healthcare products in certain countries that closed in December 2023 and August 2024, the divestitures of the commercialization rights in the majority of the Upjohn Distributor markets that closed in 2023 and 2024, the divestiture of the women's healthcare business that closed in March 2024, the divestiture of the API business in India that closed in June 2024, and the divestiture of the OTC business that closed in July 2024.

Forward-Looking Statements
This release contains “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about 2025 financial guidance including the expected financial impact from Indore facility warning letter and import alert; plan to prioritize capital return in 2025, including $500 million to $650 million in share repurchases; expects six Phase 3 data readouts and achievement of important late-stage development milestones for innovative assets selatogrel, cenerimod and sotagliflozin in 2025; enterprise-wide initiative to review its global infrastructure and identify additional cost savings; as we head into 2025, we are focused on driving strong commercial execution, advancing our pipeline—including several important late-stage development milestones for selatogrel, cenerimod and sotagliflozin and six Phase 3 readouts—prioritizing capital return with a focus on share repurchases, executing our remediation plan for Indore and beginning an enterprise-wide initiative to review our global infrastructure and identify additional cost savings; looking at the year ahead, our focus will include executing on our 2025 operating plan and identifying opportunities to grow our business and streamline our global infrastructure post-divestitures; we will prioritize capital return to our shareholders, including a sizeable minimum commitment to share repurchases; the Company expects to deliver $450 million to $550 million in new product revenues in 2025; the Company currently does not expect any additional product exceptions to be granted for the Indore facility; while product continues to be shipped from the Indore facility to markets outside the U.S., the Company currently anticipates some impact in other markets, including to parts of its ARV business in Emerging Markets and to select generic products in Europe; the Company currently estimates the negative impact on 2025 total revenues to be approximately $500 million and to 2025 adjusted EBITDA to be approximately $385 million; the Company immediately implemented a comprehensive remediation plan following the FDA’s inspection in June 2024; the necessary corrective and preventive actions are well underway, including, but not limited to, related personnel actions; the Company has engaged independent third-party subject matter experts to support the remediation plan; the Company is more than halfway through its remediation efforts and expects to be completed in a few months at which time the Company anticipates requesting FDA to conduct a reinspection of the facility; the Company is working closely with its customers to mitigate any possible supply disruptions and meet the needs of patients and will continue to work to ensure that the FDA is satisfied with the steps that have been taken to resolve all the points raised; the outcomes of clinical trials and research studies; updated terms of the Company’s development collaboration agreements with Idorsia; the goals or outlooks with respect to the Company’s strategic initiatives and priorities, including but not limited to divestitures, acquisitions, strategic alliances, collaborations, or other potential transactions; the benefits and synergies of such divestitures, acquisitions, strategic alliances, collaborations, or other transactions, or restructuring programs; future opportunities for the Company and its products; and any other statements regarding the Company’s future operations, financial or operating results, capital allocation, dividend policy and payments, share repurchases, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, commitments, confidence in future results, efforts to create, enhance or otherwise unlock value, and other expectations and targets for future periods. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “pipeline”, “intend”, “continue”, “target”, “seek” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility that the Company may not realize the intended benefits of, or achieve the intended goals or outlooks with respect to, its strategic initiatives and priorities (including divestitures, acquisitions, strategic alliances, collaborations, or other potential transactions) or accelerate its growth by building on the strength of its base business with an expanding portfolio of innovative, best-in-class, patent-protected assets; the possibility that the Company may be unable to achieve intended or expected benefits, goals, outlooks, synergies, growth opportunities and operating efficiencies in connection with divestitures, acquisitions, strategic alliances, collaborations, or other transactions, or restructuring programs, within the expected timeframes or at all; the ongoing risks and uncertainties associated with our recent divestitures; goodwill or impairment charges or other losses; the Company’s failure to achieve expected or targeted future financial and operating performance and results; the potential impact of natural or man-made disasters, public health outbreaks, epidemics, pandemics, or social disruption in regions where we or our partners or suppliers operate; actions and decisions of healthcare and pharmaceutical regulators; changes in relevant laws, regulations and policies and/or the application or implementation thereof, including but not limited to tax, healthcare and pharmaceutical laws, regulations and policies globally; the ability to attract, motivate and retain key personnel; the Company’s liquidity, capital resources and ability to obtain financing; any regulatory, legal or other impediments to the Company’s ability to bring new products to market, including but not limited to “at-risk launches”; success of clinical trials and the Company’s or its partners’ ability to execute on new product opportunities and develop, manufacture and commercialize products; any changes in or difficulties with the Company’s manufacturing facilities, including with respect to inspections, remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on the Company; any significant breach of data security or data privacy or disruptions to our IT systems; risks associated with having significant operations globally; the ability to protect intellectual property and preserve intellectual property rights; changes in third-party relationships; the effect of any changes in the Company’s or its partners’ customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following an adverse regulatory action, acquisition or divestiture; the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products; changes in the economic and financial conditions of the Company or its partners; uncertainties regarding future demand, pricing and reimbursement for the Company’s products; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, tariffs and trade policies, inflation rates and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis.

For more detailed information on the risks and uncertainties associated with Viatris, see the risks described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as amended, the Company's Annual Report on Form 10-K for the year ended December 31, 2024, which is expected to be filed with the SEC on February 27, 2025, and our other filings with the SEC. You can access Viatris’ filings with the SEC through the SEC website at www.sec.gov or through our website and Viatris strongly encourages you to do so. Viatris routinely posts information that may be important to investors on our website at investor.viatris.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this release or our filings with the SEC. Viatris undertakes no obligation to update any statements herein for revisions or changes after the date of this release other than as required by law.

Contacts

Media:
+ 1.724.514.1968
Communications@viatris.com

Jennifer Mauer
Jennifer.Mauer@viatris.com

Matt Klein
Matthew.Klein@viatris.com

Investors:
+ 1.724.514.1813
InvestorRelations@viatris.com

Bill Szablewski
William.Szablewski@viatris.com

Jill Sawyer
Jill.Sawyer@viatris.com

Viatris Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except per share amounts)	2024	2023	2024	2023
Revenues:
Net sales	$3,515.4	$3,825.9	$14,692.8	$15,388.4
Other revenues	12.7	11.4	46.5	38.5
Total revenues	3,528.1	3,837.3	14,739.3	15,426.9
Cost of sales	2,313.1	2,240.8	9,115.7	8,988.3
Gross profit	1,215.0	1,596.5	5,623.6	6,438.6
Operating expenses:
Research and development	206.5	202.8	808.7	805.2
Acquired IPR&D	30.0	94.3	28.3	105.5
Selling, general and administrative	1,046.7	1,605.8	4,425.6	4,650.1
Litigation settlements and other contingencies, net	111.6	148.1	350.9	111.6
Total operating expenses	1,394.8	2,051.0	5,613.5	5,672.4
(Loss) earnings from operations	(179.8)	(454.5)	10.1	766.2
Interest expense	120.2	140.9	550.0	573.1
Other expense (income), net	226.5	259.6	83.3	(9.8)
(Loss) earnings before income taxes	(526.5)	(855.0)	(623.2)	202.9
Income tax (benefit) provision	(10.0)	(89.4)	11.0	148.2
Net (loss) earnings	(516.5)	(765.6)	(634.2)	54.7
(Loss) earnings per share attributable to Viatris Inc. shareholders
Basic	$(0.43)	$(0.64)	$(0.53)	$0.05
Diluted	$(0.43)	$(0.64)	$(0.53)	$0.05
Weighted average shares outstanding:
Basic	1,193.6	1,200.1	1,193.3	1,200.3
Diluted	1,193.6	1,200.1	1,193.3	1,206.9

Viatris Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	December 31, 2024	December 31, 2023
ASSETS
Assets
Current assets
Cash and cash equivalents	$734.8	$991.9
Accounts receivable, net	3,221.3	3,700.4
Inventories	3,854.1	3,469.7
Prepaid expenses and other current assets	1,710.5	2,028.1
Assets held for sale	—	2,786.0
Total current assets	9,520.7	12,976.1
Intangible assets, net	17,070.9	19,181.1
Goodwill	9,133.3	9,867.1
Other non-current assets	5,776.0	5,661.2
Total assets	$41,500.9	$47,685.5
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$8.3	$1,943.4
Liabilities held for sale	—	275.1
Other current liabilities	5,771.1	5,558.9
Long-term debt	14,038.9	16,188.1
Other non-current liabilities	3,047.1	3,252.6
Total liabilities	22,865.4	27,218.1
Shareholders' equity	18,635.5	20,467.4
Total liabilities and equity	$41,500.9	$47,685.5

Viatris Inc. and Subsidiaries
Key Product Net Sales, on a Consolidated Basis
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2024	2023	2024	2023
Select Key Global Products
Lipitor ®	$355.9	$379.8	$1,468.8	$1,559.3
Norvasc ®	166.2	171.8	673.3	732.4
Lyrica ®	127.0	133.4	495.4	556.5
Creon ®	90.4	80.6	328.2	304.9
Viagra ®	88.6	92.3	395.6	428.8
EpiPen® Auto-Injectors	73.1	87.0	392.0	442.2
Celebrex ®	67.1	75.1	285.6	330.6
Effexor ®	64.5	68.0	252.9	262.9
Zoloft ®	58.2	62.0	235.7	235.7
Xalabrands	37.1	48.2	166.4	193.2

Select Key Segment Products
Yupelri ®	$66.6	$60.5	$238.5	$220.8
Influvac ®	52.7	54.9	178.7	192.4
Dymista ®	41.3	45.0	188.0	200.0
Amitiza ®	41.1	41.2	149.2	157.0
Xanax ®	36.5	35.1	145.0	154.8
____________
(a)The Company does not disclose net sales for any products considered competitively sensitive.
(b)Products disclosed may change in future periods, including as a result of seasonality, competition or new product launches.
(c)Amounts for the three months and year ended December 31, 2024 include the impact of foreign currency translations compared to the prior year period.

Viatris Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
Reconciliation of U.S. GAAP Net (Loss) Earnings to Adjusted Net Earnings and U.S. GAAP (Loss) Earnings Per Share to Adjusted EPS
Below is a reconciliation of U.S. GAAP net (loss) earnings and diluted (loss) earnings per share to adjusted net earnings and adjusted EPS for the three months and year ended December 31, 2024, compared to the prior year periods:

	Three Months Ended December 31,				Year Ended December 31,
(In millions, except per share amounts)	2024		2023		2024		2023
U.S. GAAP net (loss) earnings and U.S. GAAP diluted (loss) earnings per share	$(516.5)	$(0.43)	$(765.6)	$(0.64)	$(634.2)	$(0.53)	$54.7	$0.05
Purchase accounting amortization (primarily included in cost of sales) (a)	673.5		556.9		2,581.1		2,421.5
Impairment of goodwill (included in SG&A) (b)	—		580.1		321.0		580.1
Litigation settlements and other contingencies, net	111.6		148.1		350.9		111.6
Interest expense (primarily amortization of premiums and discounts on long term debt)	(9.0)		(10.9)		(23.0)		(42.4)
Acquisition and divestiture-related costs (primarily included in SG&A) (c)	70.0		147.8		361.0		377.9
Loss on divestitures of businesses (included in other expense (income), net) (d)	103.6		239.9		399.4		239.9
Restructuring-related costs (e)	65.2		26.5		211.1		125.2
Share-based compensation expense	32.3		55.8		146.1		180.7
Other special items included in:
Cost of sales (f)	50.5		27.3		143.0		119.2
Research and development expense	—		0.1		2.8		2.8
Selling, general and administrative expense	47.4		(117.5)		90.5		(83.5)
Other expense (income), net (g)	161.9		89.6		(160.2)		(24.4)
Tax effect of the above items and other income tax related items (h)	(134.9)		(231.5)		(597.1)		(525.6)
Adjusted net earnings and adjusted EPS	$655.6	$0.54	$746.6	$0.62	$3,192.4	$2.65	$3,537.7	$2.93
Weighted average diluted shares outstanding	1,203.1		1,210.9		1,202.7		1,206.9
____________
Significant items include the following:
(a)For the three months and year ended December 31, 2024, includes IPR&D intangible asset impairment charges of $75.1 million and $177.1 million, respectively, as the Company concluded that certain of its IPR&D assets were fully impaired due to unfavorable clinical results and/or changes in market conditions which led to the termination of the development programs.
(b)For the year ended December 31, 2024, includes a goodwill impairment charge of $321.0 million related to the JANZ reporting unit.
(c)Acquisition and divestiture-related costs consist primarily of transaction costs including legal and consulting fees and integration activities.
(d)For the three months ended December 31, 2024, consists primarily of pre-tax charges (gains) related to the divestitures of the OTC, biosimilars, API, and women's healthcare businesses of approximately $28.6 million, $60.0 million, $15.3 million, and $(0.2) million, respectively. For the year ended December 31, 2024, consists primarily of pre-tax charges (gains) related to the divestitures of the OTC, biosimilars, API, and women's healthcare businesses of approximately $369.0 million, $60.0 million, $47.8 million, and $(77.8) million, respectively.
(e)For the three months and year ended December 31, 2024, charges include approximately $17.6 million and $115.7 million, respectively, in cost of sales, approximately $1.1 million and $3.0 million, respectively, in R&D, and approximately $46.4 million and $92.3 million, respectively, in SG&A.
(f)For the three months and year ended December 31, 2024, charges include incremental manufacturing variances at plants slated for sale or closure of approximately $31.9 million and $109.4 million, respectively.
(g)For the three months and year ended December 31, 2024, include: (1) gains of approximately $4.8 million and $373.5 million, respectively, as a result of remeasuring the compulsory convertible preferred shares (CCPS) in Biocon Biologics to fair value; (2) loss (gain) on the extinguishment of debt of $0.2 million and $(16.5) million, respectively; and (3) charges of $184.6 million related to the impairment of our equity investment in Mapi Pharma Ltd. and advances for GA Depot inventory.
(h)Adjusted for changes for uncertain tax positions.

Reconciliation of U.S. GAAP Net (Loss) Earnings to EBITDA and Adjusted EBITDA

Below is a reconciliation of U.S. GAAP net (loss) earnings to EBITDA and adjusted EBITDA for the three months and year ended December 31, 2024, compared to the prior year period:

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2024	2023	2024	2023
U.S. GAAP net (loss) earnings	$(516.5)	$(765.6)	$(634.2)	$54.7
Add / (deduct) adjustments:
Income tax (benefit) provision	(10.0)	(89.4)	11.0	148.2
Interest expense (a)	120.2	140.9	550.0	573.1
Depreciation and amortization (b)	746.2	644.4	2,893.2	2,740.5
EBITDA	$339.9	$(69.7)	$2,820.0	$3,516.5
Add adjustments:
Share-based compensation expense	32.3	55.8	146.1	180.7
Litigation settlements and other contingencies, net	111.6	148.1	350.9	111.6
Loss on divestitures of businesses	103.6	239.9	399.4	239.9
Impairment of goodwill	—	580.1	321.0	580.1
Restructuring, acquisition and divestiture related and other special items (c)	396.1	163.2	632.0	495.3
Adjusted EBITDA	$983.5	$1,117.4	$4,669.4	$5,124.1
____________
(a)Includes amortization of premiums and discounts on long-term debt.
(b)Includes purchase accounting related amortization.
(c)See items detailed in the Reconciliation of U.S. GAAP Net (Loss) Earnings to Adjusted Net Earnings.

Summary of Total Revenues by Segment

	Three Months Ended
	December 31,
(In millions, except %s)	2024	2023	% Change	2024 Currency Impact (1)	2024 Constant Currency Revenues	Constant Currency % Change (2)	Closed Divestitures (4)	2023 Adjusted Ex Divestitures (5)	Divestiture-Adjusted Operational Change (6)
Net sales
Developed Markets	$2,146.1	$2,319.2	(7)%	$8.2	$2,154.3	(7)%	$189.8	2,129.4	1%
Greater China	521.8	515.3	1%	4.9	526.7	2%	—	515.3	2%
JANZ	334.5	372.3	(10)%	10.8	345.3	(7)%	9.3	363.0	(5)%
Emerging Markets	513.0	619.1	(17)%	24.8	537.8	(13)%	87.6	531.5	1%
Total net sales	3,515.4	3,825.9	(8)%	48.7	3,564.1	(7)%	286.7	3,539.2	1%

Other revenues (7)	12.7	11.4	NM	0.2	12.9	NM	—	11.4	NM
Consolidated total revenues (3)(8)	$3,528.1	$3,837.3	(8)%	$48.9	$3,577.0	(7)%	$286.7	$3,550.6	1%

	Year Ended
	December 31,
(In millions, except %s)	2024	2023	% Change	2024 Currency Impact (1)	2024 Constant Currency Revenues	Constant Currency % Change (2)	Closed Divestitures (4)	2023 Adjusted Ex Divestitures (5)	Divestiture-Adjusted Operational Change (6)
Net sales
Developed Markets	$8,929.4	$9,251.9	(3)%	$(5.3)	$8,924.1	(4)%	$421.1	$8,830.8	1%
Greater China	2,166.5	2,160.4	—%	47.2	2,213.7	2%	0.1	2,160.3	2%
JANZ	1,346.2	1,424.5	(5)%	81.4	1,427.6	—%	16.4	1,408.1	1%
Emerging Markets	2,250.7	2,551.6	(12)%	116.2	2,366.9	(7)%	294.6	2,257.0	5%
Total net sales	14,692.8	15,388.4	(5)%	239.5	14,932.3	(3)%	732.2	14,656.2	2%

Other revenues (7)	46.5	38.5	NM	0.1	46.6	NM	—	38.5	NM
Consolidated total revenues (3)(8)	$14,739.3	$15,426.9	(4)%	$239.6	$14,978.9	(3)%	$732.2	$14,694.7	2%
____________
(1)    Currency impact is shown as unfavorable (favorable).
(2)    The constant currency percentage change is derived by translating net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2024 constant currency net sales or revenues to the corresponding amount in the prior year.
(3)    Reductions were driven primarily by the inclusion of net sales in the prior year period related to divestitures that have closed during 2023 and 2024.
(4)    Represents proportionate net sales relating to divestitures that have closed during 2023 and 2024 in the relevant period.
(5)    Represents U.S. GAAP net sales minus proportionate net sales relating to divestitures that have closed during 2023 and 2024 for the relevant period.
(6)    See “Certain Key Terms and Presentation Matters” in this release for more information.
(7)    For the three months ended December 31, 2024, other revenues in Developed Markets, Greater China, JANZ, and Emerging Markets were approximately $9.4 million, $0.5 million, $1.8 million, and $1.0 million, respectively. For the year ended December 31, 2024, other revenues in Developed Markets, Greater China, JANZ, and Emerging Markets were approximately $32.0 million, $1.3 million, $3.5 million, and $9.7 million, respectively.
(8)    Amounts exclude intersegment revenue which eliminates on a consolidated basis.

Reconciliation of Statements of Operations Line Items
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except %s)	2024	2023	2024	2023
U.S. GAAP cost of sales	$2,313.1	$2,240.8	$9,115.7	$8,988.3
Deduct:
Purchase accounting amortization and other related items	(673.5)	(556.9)	(2,581.1)	(2,421.6)
Acquisition and divestiture-related costs	(29.1)	(14.0)	(71.5)	(40.7)
Restructuring-related costs	(17.6)	(12.9)	(115.7)	(101.8)
Share-based compensation expense	(1.2)	(0.7)	(3.7)	(2.9)
Other special items	(50.5)	(27.3)	(143.0)	(119.2)
Adjusted cost of sales	$1,541.2	$1,629.0	$6,200.7	$6,302.1

Adjusted gross profit (a)	$1,986.9	$2,208.3	$8,538.6	$9,124.8

Adjusted gross margin (a)	56%	58%	58%	59%

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except %s)	2024	2023	2024	2023
U.S. GAAP R&D	$206.5	$202.8	$808.7	$805.2
Deduct:
Acquisition and divestiture-related costs	(3.6)	(2.7)	(12.9)	(11.9)
Restructuring and related costs	(1.1)	(0.3)	(3.0)	(0.3)
Share-based compensation expense	(1.8)	(1.4)	(7.2)	(5.4)
SG&A and R&D TSA reimbursement (b)	—	(5.3)	(1.7)	(32.3)
Other special items	—	(0.1)	(2.8)	(2.8)
Adjusted R&D	$200.0	$193.0	$781.1	$752.5

Adjusted R&D as % of total revenues	6%	5%	5%	5%

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except %s)	2024	2023	2024	2023
U.S. GAAP SG&A	$1,046.7	$1,605.8	$4,425.6	$4,650.1
Add / (deduct):
Acquisition and divestiture-related costs	(37.2)	(131.1)	(276.5)	(325.2)
Restructuring and related costs	(46.4)	(13.3)	(92.3)	(23.1)
Share-based compensation expense	(29.4)	(53.8)	(135.3)	(172.5)
Impairment of goodwill	—	(580.1)	(321.0)	(580.1)
SG&A and R&D TSA reimbursement (b)	—	(10.6)	(5.7)	(90.4)
Other special items and reclassifications	(47.4)	117.5	(90.5)	83.5
Adjusted SG&A	$886.3	$934.4	$3,504.3	$3,542.3

Adjusted SG&A as % of total revenues	25%	24%	24%	23%

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2024	2023	2024	2023
U.S. GAAP total operating expenses	$1,394.8	$2,051.0	$5,613.5	$5,672.4
Deduct:
Litigation settlements and other contingencies, net	(111.6)	(148.1)	(350.9)	(111.6)
R&D adjustments	(6.5)	(9.8)	(27.6)	(52.7)
SG&A adjustments	(160.4)	(671.4)	(921.3)	(1,107.8)
Adjusted total operating expenses	$1,116.3	$1,221.7	$4,313.7	$4,400.3

Adjusted earnings from operations (c)	$870.6	$986.6	$4,224.9	$4,724.5

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2024	2023	2024	2023
U.S. GAAP interest expense	$120.2	$140.9	$550.0	$573.1
Add / (Deduct):
Accretion of contingent consideration liability	(1.4)	(1.8)	(24.0)	(8.1)
Amortization of premiums and discounts on long-term debt	11.0	13.6	50.3	54.4
Other special items	(0.6)	(0.9)	(3.3)	(3.9)
Adjusted interest expense	$129.2	$151.8	$573.0	$615.5

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2024	2023	2024	2023
U.S. GAAP other expense (income), net	$226.5	$259.6	$83.3	$(9.8)
Add / (Deduct):
Loss on divestitures of businesses	(103.6)	(239.9)	(399.4)	(239.9)
Fair value adjustments on non-marketable equity investments	(127.3)	(71.7)	207.8	43.4
SG&A and R&D TSA reimbursement (b)	—	15.9	7.4	122.7
Other items	(34.7)	(17.9)	(47.6)	(19.0)
Adjusted other income, net	$(39.1)	$(54.0)	$(148.5)	$(102.6)

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except %s)	2024	2023	2024	2023
U.S. GAAP (loss) earnings before income taxes	$(526.5)	$(855.0)	$(623.2)	$202.9
Total pre-tax non-GAAP adjustments	1,307.0	1,743.8	4,423.7	4,008.6
Adjusted earnings before income taxes	$780.5	$888.8	$3,800.5	$4,211.5

U.S. GAAP income tax (benefit) provision	$(10.0)	$(89.4)	$11.0	$148.2
Adjusted tax expense	134.9	231.6	597.1	525.6
Adjusted income tax provision	$124.9	$142.2	$608.1	$673.8

Adjusted effective tax rate	16.0%	16.0%	16.0%	16.0%
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(a)U.S. GAAP gross profit is calculated as total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by total revenues. Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.
(b)Refer to "Certain Key Terms and Presentation Matters" section in this release for more information on reclassifications related to TSA reimbursements.
(c)U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

Reconciliation of Estimated 2025 U.S. GAAP Net Cash Provided by Operating Activities to Free Cash Flow as of February 27, 2025
(Unaudited)
A reconciliation of the estimated 2025 U.S. GAAP Net Cash provided by Operating Activities to Free Cash Flow is presented below:

(In millions)
Estimated U.S. GAAP Net Cash provided by Operating Activities(a)	$2,200 - $2,500

Less: Capital Expenditures	$(300) - ($400)

Free Cash Flow(a)	$1,800 - $2,200
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(a)Excludes the impact of any divestiture-related taxes and transaction costs.

Gross Leverage Ratio

	Twelve Months Ended December 31, 2024
Viatris adjusted EBITDA	$4,669.4

Reported debt balances:
Long-term debt, including current portion	14,039.5
Short-term borrowings and other current obligations	—
Total	14,039.5
Add / (deduct):
Net premiums on various debt issuances	(480.9)
Deferred financing fees	24.3
Total debt at notional amounts	$13,582.9

Gross debt to adjusted EBITDA	2.9	x

Long-term Gross Leverage Target

The stated forward-looking non-GAAP financial measure of long-term gross leverage target of ~3.0x, with a range of 2.8x – 3.2x, is based on the ratio of (i) targeted notional gross debt and (ii) targeted Adjusted EBITDA. However, the Company has not quantified future amounts to develop this target but has stated its goal to manage notional gross debt and adjusted EBITDA over time in order to generally maintain or reach the target. This target does not reflect Company guidance.